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                                                                    EXHIBIT 4-2

                 ACTION BY THE GENERAL PARTNER OF MCN MICHIGAN
              LIMITED PARTNERSHIP CREATING THE 9 3/8% CUMULATIVE
                         PREFERRED SECURITIES, SERIES A

                            Dated October 26, 1994

   Pursuant to Section 13.01 of the Amended and Restated Limited Partnership Agreement of MCN Michigan Limited Partnership dated as of October 26, 1994 (as amended from time to time, the "Partnership Agreement"), MCN Corporation as general partner (the "General Partner") of MCN Michigan Limited Partnership (the "Partnership"), desiring to state the designations, rights, privileges, restrictions, preferences, voting rights and other terms and conditions of a new series of Preferred Partner Interests, hereby authorizes and establishes such new series of Preferred Partner Interests according to the following terms and conditions (each capitalized term used but not defined herein shall have the meaning set forth in the Partnership Agreement):

   1. Designation. 4,000,000 interests with an aggregate liquidation preference of $100,000,000 of the Preferred Partner Interests of the Partnership, liquidation preference $25 per Preferred Partner Interest, are hereby designated as "9 3/8% Cumulative Preferred Securities, Series A (liquidation preference $25 per Preferred Security)" (hereinafter the "Series A Preferred Securities").

   2. Dividends. (a) Dividends on the Series A Preferred Securities will be fixed at a rate per annum of 9 3/8% of the stated liquidation preference of $25.00 per Series A Preferred Security. Dividends in arrears for more than one month will bear interest thereon at the rate per annum of 9 3/8% thereof. The term "Dividends" as used herein includes any such interest payable unless otherwise stated. The amount of Dividends payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     (b) Dividends on the Series A Preferred Securities will be cumulative, will accrue from November 2, 1994 and will be payable monthly in arrears, on the last day of each calendar month of each year, commencing November 30, 1994, when, as and if available and determined to be so payable by the General Partner, except as otherwise described below.

     (c) Dividends on the Series A Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Partnership at the close of business on the relevant record dates, which, as long as the Series A Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Partnership Agreement, each such payment will made to the Depositary (as such term is defined in section 8) for the Series A Preferred Securities for distribution in accordance with its rules and customary practices. In the event the Series A Preferred Securities shall not continue to remain in book-entry-

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only form, the General Partner shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which Dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the Dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

     (d) Dividends on the Series A Preferred Securities shall be paid on the dates payable to the extent that the Partnership has (i) funds legally available for the payment of such Dividends and (ii) cash on hand sufficient to permit such payment. Dividends on the Series A Preferred Securities will be deferred if and for so long as MCN Corporation defers payments to the Partnership on the Series A Subordinated Debentures (as defined below), and in the event of any such deferral, the Partnership shall give notice to the holders of the Series A Preferred Securities of the deferral period selected by MCN Corporation. If Dividends are deferred, the deferred Dividends shall continue to accrue and shall be paid to holders of record of the Series A Preferred Securities as they appear on the records of the Partnership on the record date next following such deferral period.

   3. Redemption & Sinking Fund Obligations. (a) The Series A Preferred Securities are subject to redemption at the option of the Partnership, in whole or in part, from time to time, on or after November 30, 1999 at a redemption price of $25.00 per Series A Preferred Security plus accrued and unpaid dividends to the date fixed for redemption (the "Redemption Price"). In the event that fewer than all of the Series A Preferred Securities are to be redeemed, the Series A Preferred Securities to be redeemed shall be selected in accordance with the rules and customary practices of the Depositary, so long as the Series A Preferred Securities are held by a depositary, and thereafter by lot.

     (b) Upon redemption or payment at maturity of the Series A Subordinated Deferrable Interest Debt Securities (the "Series A Subordinated Debt Securities") issued by MCN Corporation pursuant to the Indenture, which Series A Subordinated Debt Securities were purchased by the Partnership from MCN Corporation with the proceeds from the issuance and sale of the Series A Preferred Securities and the related capital contribution of the General Partner, the proceeds from such redemption or payment of the Series A Subordinated Debt Securities shall be applied to redeem the Series A Preferred Securities at the Redemption Price.

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     (c)  If a Tax Event (as defined below) shall occur and be continuing, the
Series A Preferred Securities will be subject to redemption as described in
Section 4, below. "Tax Event" means that the General Partner shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or
(ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that (x) the Partnership is subject to federal income tax with respect to interest received on the Series A Subordinated Debt Securities, (y) interest payable to the Partnership on the Series A Subordinated Debt Securities will not be deductible by MCN Corporation for federal income tax purposes or (z) the Partnership is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     (d) If the Partnership gives a notice of redemption in respect of Series A Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the redemption date, the Partnership will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Securities.

     (e) The Series A Preferred Securities are not subject to any sinking fund obligations.

   4. Tax Event Redemption or Distribution. If a Tax Event shall occur and be continuing, the General Partner may elect to dissolve the Partnership and cause Series A Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation preference of, with an interest rate identical to the dividend rate of, and accrued and unpaid interest equal to accrued and unpaid Dividends (whether or not declared) on, the Series A Preferred Securities, to be distributed to the holders of the Series A Preferred Securities in liquidation of such holders' interests in the Partnership, within 90 days following the occurrence of such Tax Event; provided, however, that as a condition of such dissolution and distribution, the General Partner and the Partnership shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion") to the effect that the holders of the Series A Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution of





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Series A Subordinated Debt Securities; provided, further, that, if at the time there is available to the General Partner the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Partnership, MCN Corporation or the holders of the Series A Preferred Securities, the General Partner will pursue such measure in lieu of dissolution. Furthermore, if the General Partner (i) has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that MCN Corporation would be precluded from deducting the interest on the Series A Subordinated Debt Securities for federal income tax purposes even if the Series A Subordinated Debt Securities were distributed to the holders of Series A Preferred Securities in liquidation of such holders' interests in the Partnership as described above or (ii) after its receipt of a Dissolution Tax Opinion, the General Partner shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the General Partner and the Partnership, the General Partner shall have the right, upon not less than 30 nor more than 60 days notice to redeem the Series A Preferred Securities, in whole (and not in part), for cash at the Redemption Price within 90 days following the occurrence of such Tax Event; provided, however, that, if at the time there is available to the General Partner the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Partnership, MCN Corporation or the holders or Beneficial Owners of the Series A Preferred Securities, the General Partner will pursue such measure in lieu of redemption.

   After the date fixed for any distribution of Series A Subordinated Debt Securities, upon dissolution of the Partnership, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary or its nominee, as the record holder of the Series A Preferred Securities, will receive a registered global certificate or certificates representing the Series A Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing Series A Preferred Securities not held by the Depositary or its nominee will be deemed to represent Series A Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation preference of, with an interest rate identical to the dividend rate of, and accrued and unpaid interest equal to accrued and unpaid dividends (whether or not declared) on, such Series A Preferred Securities until such certificates are presented to MCN Corporation or its agent for transfer or reissuance.

   5. Liquidation Distribution. In the event of any voluntary or involuntary liquidation, dissolution, winding-up or





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termination of the Partnership, the holders of the Series A Preferred
Securities at the time will be entitled to receive out of the assets of the Partnership available for distribution to Partners after satisfaction of liabilities of creditors as required by the Partnership Act, before any distribution of assets is made to the General Partner, but together with the holders of every other series of Preferred Partner Interests outstanding, an amount equal to, in the case of holders of Series A Preferred Securities, the aggregate of the stated liquidation preference of $25 per Series A Preferred Security and accrued and unpaid Dividends thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such liquidation, dissolution, winding-up or termination, Series A Subordinated Debt Securities in an aggregate principal amount equal to the Liquidation Distribution have been distributed on a pro rata basis to the holders of Series A Preferred Securities.

   6. Voting Rights. The holders of the Series A Preferred Partner Interests shall have no voting rights except as provided in the Partnership Agreement.

   7. Subordination. The holders of Series A Preferred Securities are deemed, by acceptance of such Interests, to have (i) agreed that the Series A Subordinate Debentures issued pursuant to the Indenture are subordinate and junior in right of payment to all Senior Indebtedness (as such term is defined in the Indenture) of MCN Corporation as and to the extent provided in the Indenture and (ii) agreed that the Guarantee relating to the Series A Preferred Securities is subordinate and junior in right of payment to all other liabilities of MCN Corporation.

   8. Depositary. The Series A Preferred Securities shall be held initially by The Depository Trust Company ("DTC") and made available to investors only in book entry form, in accordance with the rules applicable to DTC on file with the Securities and Exchange Commission, as such rules are in effect from time to time. The General Partner may appoint a successor depositary in accordance with the provisions of the Partnership Agreement (DTC and any successor depositary being hereinafter referred to as the "Depositary") and thereafter the Series A Preferred Securities shall be held by any such Depositary and shall be made available to investors only in accordance with rules of such Depositary. The rules of the Depositary shall be applicable to any matter set forth therein in respect of the Series A Preferred Securities. The Partnership may withdraw the Series A Preferred Securities from the custody of the Depositary, in which case the Partnership shall provide physical certificates or shall adopt an amendment to this Action providing alternative arrangements applicable to the Series A Preferred Securities. If Definitive Certificates are delivered, the Partnership and the General Partner shall comply with such procedures as promptly as practicable.





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   IN WITNESS WHEREOF, the General Partner has executed this Action as of the day and year first above written.


                                     MCN CORPORATION



                                     By: /s/ Sebastian Coppola
                                         ----------------------
                                     Name: Sebastian Coppola
                                     Title: Vice President and Treasurer





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                                   Exhibit A



               Certificate Evidencing Preferred Partner Interests

                                       of


                        MCN Michigan Limited Partnership



                    9 3/8% Cumulative Preferred Securities,
                        Series A (liquidation preference
                          $25 per Preferred Security)



   MCN Michigan Limited Partnership, a Michigan limited partnership (the "Partnership"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of 4,000,000 fully paid Preferred Partner Interests of the Partnership designated the 9 3/8% Cumulative Preferred Securities, Series A (liquidation preference $25 per Preferred Security) (the "Series A Preferred Partner Interests") representing Preferred limited partner interests in the Partnership transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this Certificate duly endorsed and in proper form for transfer. The powers, preferences and special rights and limitations of the Series A Preferred Partner Interests are set forth in, and this Certificate and the Series A Preferred Partner Interests represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Partnership Agreement dated as of October 26, 1994 of the Partnership as the same may, from time to time, be amended (the "Partnership Agreement") authorizing the issuance of the Series A Preferred Partner Interests and determining, along with any actions of the General Partner of the Partnership as authorized under the Partnership Agreement, the preferred, deferred and other special rights and restrictions, regarding distributions, voting, redemption and otherwise and other matters relating to the Series A Preferred Partner Interests. The Partnership will furnish a copy of the Partnership Agreement to the Holder without charge upon written request to the Partnership at its principal place of business or registered office. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement. The Holder is entitled to the benefits of the Payment and Guarantee Agreement of MCN Corporation, dated as of October 26, 1994 relating to the Preferred Partner Interests (the "Guarantee") and of the Indenture between MCN Corporation and NBD Bank, N.A., as Trustee, dated as of September 1, 1994 (the "Indenture"), under and pursuant to which the related series of





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Subordinated Debentures are issued and outstanding, in either case to the extent provided therein. The Holder is further entitled to enforce such rights of the Partnership under the Indenture to the extent provided therein and in the Partnership Agreement. The Partnership will furnish a copy of the Guarantee and Indenture to the Holder without charge upon written request to the Partnership at its principal place of business or registered office.

   The Holder, by accepting this Certificate, is deemed to have (i) agreed that the Subordinated Debentures issued pursuant to the Indenture are subordinate and junior in right of payment to all Senior Indebtedness (as such term is defined in the Indenture) of MCN Corporation as and to the extent provided in the Indenture and (ii) agreed that the Guarantee is subordinate and junior in right of payment to all other liabilities of MCN Corporation. Upon receipt of this Certificate and compliance with Section 2.06 of the Partnership Agreement, the Holder shall be admitted to the Partnership as a Preferred Partner, shall be bound by the Partnership Agreement and shall be entitled to the benefits thereunder.

   IN WITNESS WHEREOF, the Partnership has executed this Certificate this ____ day of ________________, 1994.


                                        MCN MICHIGAN
                                        Limited Partnership
                                        By:  MCN Corporation,
                                             its General Partner



                                        By:_________________________
                                            Name:
                                            Title:





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